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                                 January 1, 1997


Mitchell Mortgage Company
The Woodlands Corporation
c/o Michael Richmond
The Woodlands Corporation
2201 Timberloch Place
The Woodlands, Texas  77380

Dear Sirs:

         In connection with the Agreement (the "Agreement") dated as of October 31, 1996 by and among The Woodlands Corporation ("The Woodlands"), Mitchell Mortgage Company ("Mitchell Mortgage") and Fort Bend Federal Savings and Loan Association of Rosenberg ("Fort Bend"), and the transactions contemplated thereby, this Transaction Letter Agreement (the "Letter") is to set out various agreements and clarifications regarding the matters discussed herein, and is intended to be fully binding.

         1. All capitalized terms used without definition in this Letter shall have the meaning set forth in the Agreement.

         2. Mitchell Mortgage agrees to provide to New Mitchell an amount equal to $78,000 as transitional costs related to the new entity. This amount shall be deemed to be a net adjustment to the purchase price set forth in the Agreement.

         3. (a) Fort Bend and Mitchell Mortgage hereby agree that Mitchell Mortgage's ownership interest in New Mitchell will be convertible in whole, but not in part, (beginning on the second anniversary of its formation and ending on the fifth anniversary of its formation into common stock of Fort Bend Holding Corp. ("FBHC"), the parent of Fort Bend, at a conversion rate of 41.152 shares of FBHC common stock for each $1,000 of ownership interest in New Mitchell (equivalent to a conversion price of $24.30 per share), subject to adjustment in certain events as set forth below. The right to convert will terminate at the close of business on the fifth anniversary of New Mitchell's formation and will expire if not exercised prior to that time. In the event Mitchell Mortgage elects to convert its ownership interest in New Mitchell into common stock of FBHC, FBHC will issue shares of its common stock to Mitchell Mortgage, based on the above stated conversion rate, in an amount up to 9.9% of the outstanding common stock of FBHC. In the event that Mitchell Mortgage's ownership interest in New Mitchell should convert to an amount of FBHC common stock which exceeds 9.9% of the outstanding common stock of FBHC (after taking into account the shares being issued to Mitchell Mortgage), such excess will be paid to Mitchell Mortgage in cash in an amount equal to the book value of such remaining ownership interest in New Mitchell after taking into account the value of the 9.9% of the FBHC common stock being issued as a result of the conversion.


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Mitchell Mortgage Company
The Woodlands Corporation
January 1, 1997
Page 2




         The conversion price will be subject to adjustment upon the occurrence of certain events, including: (i) dividends (and other distributions) payable in common stock on any class of capital stock of FBHC, (ii) the issuance to all holders of FBHC common stock of rights, warrants or options entitling them to subscribe for or purchase common stock at less than the market price at the time of issuance, (iii) subdivisions, combinations or reclassifications of FBHC common stock, (iv) distributions to all holders of FBHC common stock of evidences of indebtedness or assets (including securities, but excluding those dividends, rights, warrants, options and distributions referred to above and dividends and distributions paid exclusively in cash) of FBHC, (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (iv) above or cash distributed upon a merger or consolidation of
FBHC) to all holders of common stock in an aggregate amount that, combined together with (x) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (y) the aggregate of any cash and the fair market value of other consideration payable in respect of any tender offer by FBHC or any of its subsidiaries for FBHC common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of FBHC's market capitalization (being the product of the current market price of the FBHC common stock on the date of determination of holders of shares of FBHC common stock entitled to receive such distribution times the number of shares of FBHC common stock then outstanding) on the record date for such distribution, and (vi) the purchase of FBHC common stock pursuant to a tender offer made by FBHC or any of its subsidiaries which involves an aggregate consideration that, together with (x) the aggregate of any cash and the fair market value of consideration payable in any other tender offer by FBHC or any of its subsidiaries for FBHC common stock expiring within the 12 months preceding such tender offer in respect of which no adjustment had been made and (y) the aggregate amount of any such all-cash distributions referred to in (v) above to all holders of FBHC common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of FBHC's market capitalization on the expiration of such tender offer. In no event will any adjustment of the conversion price be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted.

                  (b)      Piggyback Rights.

                           (i) If FBHC at any time proposes to file on its
behalf and/or on behalf of nay other of its security holders a registration statement under the Securities Act of 1933, as amended on Form S-1, S-2 or S-3 (or on any other form for the general registration of securities to be sold for cash other than with respect to employee stock option plans, employee incentive plan or other similar employee plans with respect to which a registration statement or form is filed) with respect to its common stock or other securities convertible into, or exchangeable for its common stock, FBHC shall give written notice (the "FBHC Notice") to Mitchell Mortgage at least 30 days prior to the filing with the SEC of such registration statement and such notice shall set forth the intended method of disposition of the securities proposed to be registered. Mitchell Mortgage shall have the right, upon giving written notice to FBHC within 20 days of receipt of the FBHC Notice and subject to the provisions of this Section 3, to request that FBHC include in such registration the number of shares of FBHC common stock owned by Mitchell Mortgage indicated in such notice to the extent required to permit the disposition of such shares in accordance with the intended method of disposition set out in the FBHC Notice.
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Mitchell Mortgage Company
The Woodlands Corporation
January 1, 1997
Page 3



                      (ii) With respect to any registration statement referred to in subsection (i) of this Section 3(b), FBHC shall include in such registration statement any shares of common stock so requested to be included by Mitchell Mortgage, provided that if the underwriters (or any managing underwriter) shall advise FBHC in writing that, in their reasonable opinion and in good faith, the distribution of the FBHC shares requested to be included in such registration statement together with all other shares of FBHC common stock or other equity securities being registered would materially adversely affect the distribution of the securities to be offered solely for the account of FBHC, then Mitchell Mortgage shall be entitled to participate in the registration, on a pro rata basis, up to an amount whereby the underwriters or managing underwriter may advise in good faith that such registration will not materially adversely affect the distribution of securities to be offered solely for the account of FBHC.

         With respect to all registrations referred to in this Section 3(b):

                (A) If, at any time after giving written notice of its intention to register common stock and prior to the effective date of such registration statement filed in connection with such registration, FBHC shall determine for any reason not to register such securities, FBHC may, at its election, give written notice of such determination to Mitchell Mortgage, and, thereupon, shall be relieved of its obligation to register any of its common stock in connection whit such registration; and

                (B) if such registration involved an underwritten offering, Mitchell Mortgage must sell its shares to the underwriter selected by FBHC on the same terms and conditions as applied to FBHC.

                (C) The pro rata cost of registering and selling Mitchell Mortgage's shares shall be borne by Mitchell Mortgage.


            (c) Notwithstanding the time frame for Mitchell Mortgage's right to convert its ownership interest in new Mitchell into common stock of FBHC set forth in Section 3(a) hereof, such right shall accelerate immediately upon a "change in control" of FBHC. A "change in control" means (i) a merger, consolidation or sale of all or substantially all of the assets of FBHC, or (ii) a change in control of a nature that would be required to be reported in response to Item I of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Under no circumstances, however, will the right to convert extend beyond the fifth anniversary date of the formation of New Mitchell.

         4. New Mitchell will reimburse Mitchell Mortgage for the interest expense on the outstanding balance of the Bank One, Texas, National Association line of credit for January 1, 1997.


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Mitchell Mortgage Company
The Woodlands Corporation
January 1, 1997
Page 4



         5. The Woodlands agrees to participate in the outstanding principal balance of that certain commercial loan made by Mitchell Mortgage to A.K. Interests - Remington, L.P. on December 20, 1996 in the original principal amount of $3,260,000 (which loan will be part of the Assets Transferred to New Mitchell); provided, however, The Woodlands' participation shall be limited to the amount that the balance of such commercial loan exceeds Fort Bend's, and consequently New Mitchell's, lending limit of $2,800,000 per loan.

         6. The provisions of this Letter shall cease and terminate upon a proper termination of the Agreement in accordance with its terms.

         7. FBHC has executed this Letter for the purpose of agreeing to the provisions of this document that relate to it.

         8. This Letter is contemporaneously executed with the Operating Agreement which is a part of the Agreement.

         If the foregoing correctly states our agreements, please execute and return a copy of this Letter acknowledging your acceptance and agreement to the terms hereof.

FORT BEND FEDERAL SAVINGS AND LOAN
  ASSOCIATION OF ROSENBERG


By:
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Name:
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Title:
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FORT BEND HOLDING CORP.

By:
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Name:
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Title:
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THE WOODLANDS CORPORATION

By:
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Name:
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Title:
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MITCHELL MORTGAGE COMPANY

By:
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Name:
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Title:
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